RISE PROVIDES CORPORATE UPDATE

Aug 8, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTC: RYES) (“Rise” or the “Company”) is pleased to provide an update of its corporate activities.

The Company has been conducting detailed planning for its upcoming exploration program at the Idaho-Maryland Gold Project. The Company is anticipating that the upcoming exploration program will be the first significant exploration at the Idaho-Maryland Mine since it was closed in 1956.

The Company will provide a comprehensive update of the upcoming exploration program within the next couple of weeks and is providing an update on other corporate activities in this news release.

Industrial Land Holdings

The Company currently owns 93 acres of M1 zoned industrial land in Nevada County, California which was purchased along with the 2,800 acres of private mineral rights which encompasses the Idaho-Maryland Mine Project. In addition to the 93 acres, the Company has invested US$600,000 into the purchase of an 82-acre parcel (the “Mill Site”) adjacent to the historic New Brunswick mine shaft. A further payment of US$1,300,000 to complete the purchase of the Mill Site is due on September 30th 2017.

The Company will own 175 acres of M1 Zoned Industrial Land upon completion of the Mill Site property acquisition. Rise Gold Corp will be a significant Industrial land holder and will own approximately 18% of the M1 Zoned Industrial land in Nevada County, California.

Divestment of BC Exploration Properties

The Company announces that on July 17th 2017, it returned the exploration stage mineral properties in British Columbia related to the Klondike Gold Corp. (“Klondike”) acquisition announced July 18th 2016. The Company provided a cash payment of $100,000 to Klondike and the agreement has been mutually terminated. There will be no further payments, in relation to the Second Closing, to Klondike which would have required payments of $150,000 in cash, 2,000,000 shares and 1,000,000 warrants.

The Company has now divested itself of all its BC exploration properties and will focus all resources on the development of the Idaho-Maryland Gold Project, located in Nevada County, California.

Debt Settlement

The Company announces that it has settled $95,952.41 in debt by issuance of 417,184 units (each a “Unit”) at $0.23 per Unit where each Unit consists of one common share (a “Share”) and one common share purchase warrant (a “Warrant”).  Each Warrant entitles the holder to acquire one additional Share at an exercise price of $0.40 until May 5, 2019. This debt is related to finders fees on the previous private placement closed on May 5th 2017.

About Rise Gold Corp

Rise is an exploration-stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold from 1866-1955. Rise is a US corporation incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

www.risegoldcorp.com

INVESTOR RELATIONS

Skanderbeg Capital Advisors Inc.
Mario Vetro
T: 604.687.7130

Benjamin Mossman, P.Eng, CEO of the Rise Gold Corp, is the Qualified Person responsible for the content of this news release. The CSE has not reviewed, approved or disapproved of the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.